Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SYMETRA FINANCIAL CORPORATION
ARTICLE I
          The corporation was initially incorporated under Delaware law on February 25, 2004 under the name Occum Acquisition Corp. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware. The Certificate of Incorporation was amended on July 27, 2004 to change the corporation’s name from Occum Acquisition Corp. to Symetra Financial Corporation, effective August 2, 2004. This Amended and Restated Certificate of Incorporation of the corporation, which both further amends and restates the provisions of the corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and by the written consent of its stockholders in accordance with Section 228 of the DGCL. The Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE II
          The name of the corporation is Symetra Financial Corporation (hereinafter called the “Corporation”).
ARTICLE III
          The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.
ARTICLE IV
          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE V
          Section 5.01. Capital Stock. The total number of shares of capital stock that the Corporation shall have authority to issue is seven hundred and sixty million (760,000,000) shares, consisting of seven hundred and fifty million (750,000,000) shares of common stock, par value of $0.01 per share (“Common Stock”) and ten million (10,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The number of authorized shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of

Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.
          Section 5.02. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, and the voting powers (if any) of the shares of such series, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The voting powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
          Section 5.03. Voting; Other Rights. (a) Each holder of Common Stock, as such, shall be entitled to one vote in person or by proxy for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL.
          (b) Except as otherwise required by law, holders of a series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto pursuant to the provisions of this Article V (including any Certificate of Designation relating to such series).
          (c) Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them
          (d) Subject to the preferential rights of the Preferred Stock, if any, the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

ARTICLE VI
          Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of the stockholders of the Corporation. No action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.
ARTICLE VII
          In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation by the vote of a majority of the entire Board or such greater vote as shall be specified in the Bylaws.
ARTICLE VIII
          The business and affairs of the Corporation shall be managed by or under the direction of the Board. The exact number of directors shall be fixed in a manner provided in the Bylaws. The directors, other than those who may be elected by the holders of any series of Preferred Stock pursuant to the provisions of this Amended and Restated Certificate of Incorporation or any resolution or resolutions providing for the issuance of such class or series of stock adopted by the Board, shall be elected by the stockholders entitled to vote thereon at each annual or special meeting of stockholders and shall hold office until the next annual meeting of stockholders and until each of their successors shall have been elected and qualified. Unless otherwise provided in the Bylaws, the election of directors need not be by written ballot. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the first annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation, another class to be originally elected for a term expiring at the second annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation, and another class to be originally elected for a term expiring at the third annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation, with each director to hold office until such person’s successor is duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person’s successor shall have been duly elected and qualified.
          Except as otherwise provided for or fixed by or pursuant to the provisions of Article V of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

          Any director may be removed, with or without cause, by the affirmative vote of a majority of the directors then in office.
          There shall be no limitation on the qualifications of any person to be a director or on the ability of any director to vote on any matter brought before the Board, except (a) as required by applicable law or (b) as set forth in this Amended and Restated Certificate of Incorporation.
ARTICLE IX
          To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL hereinafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
ARTICLE X
          Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by applicable law.

          IN WITNESS WHEREOF, I, Randall H. Talbot, President and Chief Executive Officer of Symetra Financial Corporation, have executed this Amended and Restated Certificate of Incorporation this [ ]th day of [       ] 2007.

Randall H. Talbot
President and Chief Executive Officer